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Contacts:
For investors:	Robert C. Weiner	For media:	Brian C. Kosoy
	Vice President, Investor Relations		Public Relations
	904-332-3287		904-332-4175

PSS WORLD MEDICAL ANNOUNCES PRICING OF OFFERING

OF $200 MILLION OF CONVERTIBLE SENIOR NOTES

Jacksonville, Florida (July 30, 2008) – PSS World Medical, Inc. (NASDAQ GS: PSSI) announced today the pricing of a private placement of $200 million aggregate principal amount of 3.125% convertible senior notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). PSS World Medical has also granted the initial purchaser of the notes an option to purchase up to an additional $30 million in aggregate principal amount of the convertible senior notes. The private placement is expected to close on August 4, 2008, subject to customary closing conditions.

The notes will pay interest semiannually at a rate of 3.125% per annum. The notes will be convertible under certain circumstances into cash up to the principal amount of the notes and shares of PSS World Medical common stock for any conversion value in excess of the principal amount. The initial conversion rate of 47.1342 shares of PSS World Medical common stock per $1,000 principal amount of notes represents an initial conversion price of approximately $21.22 per common share, a 27.5% premium over the last reported sale price of PSS World Medical common stock on July 29, 2008.

In connection with the transaction, PSS World Medical will enter into convertible note hedge transactions with the initial purchaser and/or its affiliates. PSS World Medical also will enter into a separate transaction with the initial purchaser and/or its affiliates to sell warrants to purchase its common stock. Together, these transactions will generally increase the effective conversion price of the notes to approximately $28.29 per share of PSS World Medical common stock, representing a 70% premium based on the last reported sale price on July 29, 2008. These transactions are intended to offset the potential dilution of PSS World Medical common stock from potential future conversion of the notes.

If the initial purchaser exercises its option to purchase the additional $30 million in aggregate principal amount of notes, PSS World Medical intends to sell additional warrants and to use a portion of the net proceeds from the sale of the additional notes and from the sale of the additional warrants to increase the size of the convertible note hedge transactions.

PSS World Medical expects to use portions of the net proceeds of the offering and the warrants transaction to repay its existing 2.25% Convertible Senior Notes on or before their redemption date on March 15, 2009, to repurchase approximately $35 million of its common stock in privately negotiated transactions with institutional investors concurrently with this offering, and to fund the cost of the convertible note hedge transactions. Any remaining proceeds will be used for general corporate purposes.

The Company has been advised that, in connection with establishing their initial hedge of the convertible notes and entering into the warrant transactions previously referenced, the counterparties to those transactions have entered into or expect to enter into various derivative transactions with respect to the Company’s common stock. These activities could have the effect of increasing or preventing a decline in the price of PSS World Medical common stock. The counterparties may also enter into or unwind various transactions with respect to PSS World Medical common stock and purchase or sell the Company’s common stock in secondary market transactions (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of its common stock.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The securities and the shares of the Company’s common stock that would be issued upon conversion or exercise of the securities will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

PSS World Medical is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, the Company has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

Certain statements in this release are “forward-looking statements” made pursuant to the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “expect,” “may,” “will,” “should,” “believe,” “plan,” “anticipate,” and “estimate” among others. Specifically, forward-looking statements in this release include the timing of the closing of the private placement, the use of proceeds of the offering, the Company’s intent to increase the size of the convertible note hedge transaction upon exercise of the overallotment option, and the counterparties’ entry into derivative transactions with respect to the Company’s common stock. These statements involve a number of risks and uncertainties, many of which are outside the control of the Company. Actual results may differ materially from those identified in the forward-looking statements. Among the factors that could cause results to differ materially are the following: fluctuations in the value of the Company’s common stock as a result of the proposed transactions; market reaction to the offering; unanticipated capital needs of the Company; fluctuating demand for the Company’s products and services; the Company’s ability to carry out its global sourcing strategy; customer credit quality and the Company’s ability to collect its accounts receivable; the Company’s ability to compete with other medical supply companies and direct manufacturers; increased operating costs, including fuel prices; the Company’s ability to obtain additional financing or react to market conditions; general business competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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